                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 FLEET FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]
                               One Federal Street
                          Boston, Massachusetts 02110

                                                                   March 3, 1997

Dear Stockholder:

I am pleased to invite you to the 1997 Annual Meeting of Stockholders of Fleet Financial Group, Inc. ("Fleet"), which will be held on Wednesday, April 16, 1997, at 11:00 a.m. at the Sheraton Boston Hotel & Towers, 39 Dalton Street, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Annual Meeting are the election of directors and the ratification of the selection of independent auditors for 1997.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                          Very truly yours,

                                                        [LOGO]

                                          TERRENCE MURRAY
                                          CHAIRMAN, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 16, 1997

The Annual Meeting of Stockholders of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), will be held on Wednesday, April 16, 1997, at 11:00 a.m. at the Sheraton Boston Hotel & Towers, 39 Dalton Street, Boston, Massachusetts for the purpose of considering and voting upon:

1.  The election of six directors for three-year terms.

2. The ratification of the selection of KPMG Peat Marwick LLP as independent auditors for Fleet for 1997.

3. The transaction of such other business as may properly come before the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on February 19, 1997. Fleet's transfer books will not be closed.

                                        By Order of the Board of Directors,

                                                   [LOGO]

                                        WILLIAM C. MUTTERPERL
                                        SECRETARY

Boston, Massachusetts
March 3, 1997

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                                BOSTON, MA 02110
                             TELEPHONE 617-292-2000

                              -------------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

                                PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors ("Fleet Board") of Fleet Financial Group, Inc. ("Fleet" or the "Corporation") in connection with the Annual Meeting of Stockholders to be held on April 16, 1997. This proxy statement and the enclosed proxy are first being sent to stockholders on or about March 3, 1997. The proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal Nos. 1 and 2.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on February 19, 1997. On this date, there were outstanding and entitled to vote 255,633,832 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining whether there is a quorum.

Management is not aware of any matter to be considered at the Annual Meeting other than the election of six directors and the ratification of auditors. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                               VOTING PROCEDURES

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect directors and to ratify the selection of auditors. In voting for the election of directors, stockholders may cast their votes in favor or against, but abstentions may not be specified. Abstentions may be specified with respect to the ratification of the selection of independent auditors. Unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present and entitled to vote at a meeting. Abstentions also are counted for this purpose. Consequently, a broker non-vote or an abstention has the same effect as a vote against a proposal, as each broker non-vote or abstention would be one less vote in favor of a proposal. Since a broker's authority is not limited with respect to Proposal Nos. 1 and 2, Fleet does not expect to receive any broker non-votes with respect to the Annual Meeting.

A stockholder of record may revoke a proxy by delivering written notice of revocation to William C. Mutterperl, Secretary of Fleet, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all stockholders known by Fleet to own beneficially more than 5% of the 261,992,124 shares of Common Stock outstanding as of December 31, 1996:

                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                OWNERSHIP            CLASS
----------------------------------------------------------------------------  ----------------------  ------------
KKR Associates(1)...........................................................          26,385,890(1)       9.83%(1)
  9 West 57th Street
  New York, NY 10019
FMR Corp.(2)................................................................          25,379,965(2)       9.69%(2)
  82 Devonshire Street
  Boston, MA 02109
The Capital Group Companies, Inc. (3).......................................          18,677,960(3)       7.13%(3)
  333 South Hope Street
  Los Angeles, CA 90071

------------------------

(1) KKR Associates, which was organized by Kohlberg Kravis Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), filed an amended and restated Schedule 13D with the Securities and Exchange Commission ("Commission") on January 3, 1996, stating that it, together with the Partnerships, beneficially owned 19,885,890 shares of Common Stock and rights to purchase 6,500,000 shares of Common Stock (the "Rights") as of December 31, 1995. The total number of shares of Common Stock represented by such Common Stock and Rights is 26,385,890 shares (after giving effect to the exercise of the Rights). KKR Associates is a New York limited partnership consisting of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Saul A. Fox, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly as general partners, and certain past and present employees of KKR and partnerships and trusts for the benefit of the families of the general partners and employees of KKR and a former general partner of KKR, as limited partners. KKR, KKR Associates, the Partnerships and Messrs. Kravis, Raether, Tokarz, Golkin, Robbins and Stuart have an address of 9 West 57th Street, New York, New York 10019. Messrs. Roberts, MacDonnell, Michelson, Fox, Greene and Gilhuly have an address of 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. KKR Associates has sole voting and investment power for the Partnerships. For purposes of calculating the percent of Common Stock beneficially owned, the number of shares of Common Stock deemed to be outstanding includes 6,500,000 shares that may be issued upon exercise of the Rights described above.

(2) FMR Corp. ("FMR") filed a Schedule 13G with the Commission dated February 14, 1997 stating that FMR is a beneficial owner of 25,379,965 shares of Common Stock as a result of various of its subsidiaries and affiliates providing investment advisory and management services, and has sole voting power with respect to 772,441 of the shares, shared voting power with respect to 25,514 of the shares, sole dispositive power with respect to 25,378,965 of the shares, and shared dispositive power with respect to 25,514 of the shares.

(3) The Capital Group Companies, Inc. ("The Capital Group") filed a Schedule 13G with the Commission dated February 12, 1997 stating that The Capital Group is a beneficial owner of 18,677,960 shares of Common Stock as a result of its subsidiaries and affiliates providing investment advisory and management services, and has sole voting power with respect to 3,167,510 of the shares and sole dispositive power with respect to 18,677,960 of such shares.

                             ELECTION OF DIRECTORS

As of the date of this proxy statement, the Fleet Board consists of 20 persons. The Fleet Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Six directors are to be elected at the Annual Meeting to serve until the 2000 Annual Meeting and until their successors are elected and have qualified. Such nominees are William Barnet, III, John T. Collins, Raymond C. Kennedy, Robert J. Matura, Terrence Murray and Samuel O. Thier, and proxies cannot be voted for a greater number of persons than the number of nominees named. John S. Scott will retire at the Annual Meeting and, under Rhode Island law, the Fleet Board may elect a successor to fill Mr. Scott's unexpired term. Directors generally are elected by the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote at the Annual Meeting when there is a quorum.

Each of the nominees for director is presently a director of Fleet. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the other persons are designated by the Fleet Board. The Fleet Board has no reason to believe that any of the nominees will be unavailable for election.

              THE FLEET BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES
                           FOR ELECTION AS DIRECTORS
                             NOMINEES FOR DIRECTOR

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP                                                                    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2000

  William Barnet, III     PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLIAM BARNET & SON, INC.
           54             Mr. Barnet has been President and Chief Executive Officer of William Barnet & Son,
  Executive Committee;    Inc., a synthetic fiber processing company, since 1976. He also serves on the boards of
    Risk Management       numerous civic and business entities, including the Palmetto Business Forum, the South
  Committee; Employee     Carolina Textile Manufacturers Association, Spartanburg County Foundation, Converse
 Development and Public   College and Spartan Mills. A graduate of Dartmouth College and its Amos Tuck School of
    Policy Committee      Business Administration, Mr. Barnet became a Fleet director in 1988, having served as a director of Norstar Bancorp Inc. ("Norstar") since 1984.

    John T. Collins       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE COLLINS GROUP, INC.
           50             Mr. Collins is Chairman and Chief Executive Officer of The Collins Group, Inc.
  Executive Committee;    Previously, Mr. Collins was President and Chief Executive Officer of Quebecor Printing,
  Human Resources and     (USA) Corp. Mr. Collins joined Quebecor Printing, (USA) Corp in 1990. From 1986 to 1990
   Planning Committee     he served as President and Chief Executive Officer of Quebecor America, Inc. Mr.
                          Collins is an advisory board member of Pell Rudman Venture Partners, a board member of the National Association of Printers and Lithographers, Vice Chairman of the board of trustees of Bentley College, and a trustee of Beth Israel Deaconess Medical Center and the Massachusetts Chapter of the Leukemia Society of America. Mr. Collins also is on the advisory council of Junior Achievement of Northern New England. Elected to the
                          Fleet Board in 1995, Mr. Collins previously served as a Shawmut National Corporation
                          ("Shawmut") director since 1992 and a director of two Shawmut banking subsidiaries since 1992 and 1987, respectively. A director of Fleet National Bank ("FNB") since
                          1995, Mr. Collins also serves on the Executive Committee and Risk Management Committee
                          for the FNB Board of Directors.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------

TERMS EXPIRING IN 2000

   Raymond C. Kennedy     CHAIRMAN, KENDELL HOLDINGS INC.
           68             Chairman since 1985 of Kendell Holdings Inc., a personal holding company, Mr. Kennedy
    Audit Committee       was Chief Executive Officer and Publisher of the Hudson (N.Y.) Register-Star, a daily newspaper, from 1956 to 1985. He is past President of the New York State Publishers
                          Association, a former member of the Governmental Relations Committee of the American
                          Newspaper Publishers Association, a former director of Jackson Newspapers (New Haven,
                          CT), past Chairman of the Board of Trustees of Olana Historic Preservation Site, a
                          trustee and past Chairman of Siena College, a Board member and past Chairman of the
                          Columbia-Greene Community College Foundation and a trustee of Columbia-Greene Memorial
                          Hospital. A Georgetown University graduate, Mr. Kennedy joined the Fleet Board in 1988, having served as a Norstar director since 1982.

    Robert J. Matura      CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ROBERT J. MATURA ASSOCIATES AND TREEFORT FELLOWS
           63             Mr. Matura has held his present position since June 1992. From July 1988 to May 1992 he
     Vice Chairman,       served as Chairman, President and Chief Executive Officer of The William Carter
    Audit Committee       Company, a manufacturer of infants' and childrens' apparel. From July 1986 through June
                          1988 he served, pro bono, as Chief Executive Officer and Chancellor of Sacred Heart
                          University. From March 1976 to June 1986 Mr. Matura was Chief Executive Officer and
                          Chairman of the Board of Warnaco, Inc., an international diversified apparel company.
                          He is a director, investor and consultant at Unisa, Inc., a women's shoe manufacturer, and a director of EMI and Ed Mitchell's, Inc., a clothing retailer. Mr. Matura is
                          Chairman of the executive committee of the Board of Trustees and a trustee of Sacred
                          Heart University and a regent of St. Peter's College. Elected to the Fleet Board in
                          1995 in connection with the merger of Shawmut ("Shawmut Merger") with Fleet, Mr. Matura served as a director of Shawmut since 1992. He also served on the boards of two Shawmut banking subsidiaries from 1989 until 1995. Prior to Shawmut's merger with Hartford
                          National Corporation ("Hartford National"), Mr. Matura served as a Hartford National director from 1984 until 1989.

    Terrence Murray       CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, FLEET FINANCIAL GROUP, INC.
           57             Mr. Murray joined FNB in 1962, became President of Fleet in 1978, and was named
  Executive Committee     Chairman, President and Chief Executive Officer in 1982. He has continued to serve in that capacity, except in 1988 following the Norstar acquisition when he served as
                          President and Chief Operating Officer, and following the Shawmut Merger until December
                          1996, when Mr. Murray served as President and Chief Executive Officer. Mr. Murray is a
                          director of A.T. Cross Company, Allmerica Financial Corporation and CVS Corporation. He
                          also serves as a trustee of Brown University and Rhode Island School of Design, is a
                          director of the International Monetary Conference and is a member of the Board of
                          Overseers of the Museum of Fine Arts Boston. A graduate of Harvard University, Mr.
                          Murray has served on the Fleet Board since 1976.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------

TERMS EXPIRING IN 2000

    Samuel O. Thier       PRESIDENT, MASSACHUSETTS GENERAL HOSPITAL CORPORATION; CHIEF EXECUTIVE OFFICER,
           59               PARTNERS HEALTH CARE SYSTEM; PROFESSOR OF MEDICINE, HARVARD MEDICAL SCHOOL
    Audit Committee       Dr. Thier has held his present position since May 1994. Prior to that, he served as
                          President of Brandeis University from 1991 to 1994. From 1985 to 1991, Dr. Thier was
                          President of the Institute of Medicine, National Academy of Sciences. He is a director of Merck & Company and WGBH-TV (Boston), and a trustee of Brandeis University, Cornell
                          University and the Boston Museum of Science. Elected a Fleet director in 1995, Dr.
                          Thier served as a Shawmut director since 1994.

                         DIRECTORS CONTINUING IN OFFICE

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP                                                                    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1998

     Joel B. Alvord       RETIRED CHAIRMAN, FLEET FINANCIAL GROUP, INC.
           58             Mr. Alvord began his 33 year banking career in 1963 with Hartford National Bank. He
  Chairman, Executive     became an officer in 1965 and in 1978 was elected President and a director of both the
Committee; Co-Chairman,   bank and its parent holding company, Hartford National. In 1986 he was elected Chief
  Employee Development    Executive Officer and continued in that capacity through the merger of Hartford
   and Public Policy      National and Shawmut Corporation into Shawmut in 1988. With the Shawmut Merger in
       Committee          November 1995, Mr. Alvord was named Chairman of Fleet and served in that capacity until his retirement in December 1996. He has been active and has held leadership positions in numerous community, civic and industry organizations. Currently, he is a director of
                          The Hartford Steam Boiler Inspection and Insurance Company and Cuno Incorporated. He
                          also serves as a director of The Wang Center for the Performing Arts and the Harvard
                          Eating Disorders Center. He is a member of the Board of Overseers of the Museum of Fine
                          Arts Boston, and a member of the Boston Symphony Orchestra. Mr. Alvord graduated from
                          Dartmouth College and received an MBA from the Amos Tuck School of Business
                          Administration in 1961. He has served as a Fleet director since 1995.

    Bradford R. Boss      CHAIRMAN, A.T. CROSS COMPANY
           63             Mr. Boss joined A.T. Cross Company, a manufacturer of writing instruments, in 1958,
  Human Resources and     became President in 1971, was elected Chairman and Chief Executive Officer in 1979, and
   Planning Committee     became Chairman in April 1993. A former member of the Board of Governors of the
                          American Stock Exchange, he also has served as President and Chairman of the Writing
                          Instrument Manufacturers Association. Mr. Boss is a graduate of the University of Rhode
                          Island, and was elected to the Fleet Board in 1976.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1998

   Stillman B. Brown      PRESIDENT, HARCOTT CORPORATION
           63             President of Harcott Corporation since 1987, Mr. Brown previously was Executive Vice
     Chairman, Risk       President, Chief Financial Officer and a director of United Technologies Corporation,
 Management Committee;    where he served in a variety of executive positions from 1978 to 1986. He is a director
  Executive Committee     of The Stanley Works, and past Chairman of the Board of Regents of the University of
                          Hartford. Mr. Brown became a director of Fleet in 1995, having served as a Shawmut director since 1987. Mr. Brown also served as a Shawmut banking subsidiary director from 1979 to 1988.

   James F. Hardymon      CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEXTRON INC.
           62             Mr. Hardymon joined Textron Inc., a diversified manufacturing company, in December 1989
    Chairman, Human       as President and Chief Operating Officer, at which time he was named to the Textron
     Resources and        Board of Directors. In 1992, he was elected Chief Executive Officer and, in 1993, was
  Planning Committee;     elected Chairman. He has been a trustee of the University of Kentucky since 1991, and a
  Executive Committee     director of the Paul Revere Corporation since 1993. Mr. Hardymon received his
                          Bachelor's and Master's degrees in civil engineering from the University of Kentucky, and has served on the Fleet Board since 1991.

    Arthur C. Milot       PRIVATE INVESTOR
           64             Mr. Milot was President of Brewster Lumber Company, a supplier of building materials
  Executive Committee;    and household appliances, from 1969 to 1986. He is a director of Benodet Insurance Co.,
    Audit Committee       Ltd. and Philan Insurance Co., Ltd., and served as a director of various Fleet banking subsidiaries from 1969 to 1995. A Harvard University graduate, Mr. Milot has been a
                          Fleet director since 1976.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1998

      Lois D. Rice        GUEST SCHOLAR, THE BROOKINGS INSTITUTION
           64             Mrs. Rice joined The Brookings Institution in 1991. From 1981 to 1991 she was a
 Co-Chairman, Employee    director and Senior Vice President of Government Affairs at Control Data Corporation.
 Development and Public   Mrs. Rice is a director of International Multifoods, McGraw Hill Companies, The
Policy Committee; Audit   Hartford Steam Boiler Inspection and Insurance Company, Unum Corp., the Center for
       Committee          Naval Analysis, the Public Agenda Foundation and The Harry Frank Guggenheim Foundation.
                          She also is a trustee of The Urban Institute, and a member of the President's Foreign
                          Intelligence Advisory Board. Elected a director of Shawmut in 1992, Mrs. Rice joined the Fleet Board in 1995 in connection with the Shawmut Merger.

    John R. Riedman       CHAIRMAN, RIEDMAN CORPORATION
           68             Mr. Riedman was President of Riedman Corporation, which is engaged in the property and
    Chairman, Audit       casualty insurance marketing and real estate development businesses, for 25 years until
       Committee          he became Chairman in 1991. He also serves as Treasurer and past Chairman of the
                          Rochester Chamber of Commerce and Chairman of the Monroe County Airport Advisory
                          Committee. Mr. Riedman is a director of Rochester Public Radio (WXXI) and a trustee of
                          St. John Fisher College and of Genesee Hospital. He also is a member of the National
                          Association of Surety Bond Producers and the Nominating Committee of the United Way of
                          Rochester. A Norstar director since 1985, Mr. Riedman became a Fleet director in 1988.
TERMS EXPIRING IN 1999

 Paul J. Choquette, Jr.   PRESIDENT, GILBANE BUILDING COMPANY
           58             Mr. Choquette has been President and director of Gilbane Building Company, a building
  Executive Committee;    construction company, since 1981 after having served as Executive Vice President since
          Risk            1975. He also is Chairman of the Board of Directors of Gilbane Properties, Inc., a real
  Management Committee    estate development and management company, a director of Carlisle Corporation and The
                          Rhode Island Foundation and a trustee of Eastern Utilities Associates. Mr. Choquette serves as a trustee emeritus of Brown University, a director of the National Conference of Christians and Jews, a director of the President's Council of Providence College and
                          a past President and member of Narragansett Council, Boy Scouts of America. A graduate of Brown University and Harvard Law School, Mr. Choquette was elected to the Fleet
                          Board in 1982.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1999

     Bernard M. Fox       CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NORTHEAST UTILITIES
           54             Mr. Fox has served as Chairman, President, Chief Executive Officer and a trustee of
    Risk Management       Northeast Utilities since August 1995. From July 1993 to July 1995, he served as
       Committee          President and CEO and, prior to that, served as President and Chief Operating and
                          Financial Officer. Mr. Fox is a director of The Dexter Corporation and CIGNA
                          Corporation, Chairman of the Connecticut Business and Industry Association, and a
                          director of the Institute of Nuclear Power Operations, Edison Electric Institute, Mount
                          Holyoke College and Hartford Hospital. In addition, he is a fellow and founder of the
                          American Leadership Forum. Mr. Fox became a Fleet director in 1995 in connection with the Shawmut Merger, having served as a Shawmut director since 1993. Mr. Fox also served as a director of two Shawmut banking subsidiaries from 1988 to 1994, and 1992 to 1994, respectively.

    Robert M. Kavner      PRESIDENT AND CHIEF EXECUTIVE OFFICER, ON COMMAND CORP.
           53             Mr. Kavner has served as President, Chief Executive Officer and a director of On
    Risk Management       Command Corp., a provider of in-room video services to the lodging industry, since
       Committee          September 1996. From July 1994 until August 1996, Mr. Kavner provided consulting services to the communications and media industries first as an executive of Creative
                          Artists Agency, Inc. and then as Managing Director of Kavner & Associates. For ten years prior to that, Mr. Kavner held various positions at American Telephone and
                          Telegraph ("AT&T"), including Senior Vice President and Chief Financial Officer since
                          1984. He became a member of AT&T's Executive Committee in 1989, and in 1993 was named
                          Chief Executive Officer of the Multimedia Product and Services Group of AT&T. He
                          previously was a partner of Coopers & Lybrand, an international accounting firm, for 10 years. Mr. Kavner is a director of Ascent Entertainment Inc., Tandem Computers, Inc.
                          and Earthlink Networks, Inc. Mr. Kavner was elected to the Fleet Board in 1986.

   Thomas D. O'Connor     CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MOHAWK PAPER MILLS, INC.
           66             Mr. O'Connor has been Chairman and Chief Executive Officer of Mohawk Paper Mills, Inc.,
  Human Resources and     a paper manufacturer, since 1971. He is a trustee of Siena College and a director of
   Planning Committee     the Institute of Paper Science and Technology. Mr. O'Connor is a former board member of
                          St. Gregory's School for Boys and Emma Willard School. A Yale University graduate, Mr.
                          O'Connor was elected a Norstar director in 1984, and joined the Fleet Board in 1988.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1999

   Michael B. Picotte     MANAGING GENERAL PARTNER AND CHIEF EXECUTIVE OFFICER, THE PICOTTE COMPANIES
           49             Mr. Picotte is a Managing General Partner and Chief Executive Officer of the real
  Vice Chairman, Risk     estate ownership and management entities comprising The Picotte Companies, Albany, New
 Management Committee;    York, having worked for these entities since 1970. He serves on the board of directors
  Executive Committee     of various educational and public service organizations, including The Center for
                          Economic Growth and the Albany Institute of History and Art and is a Board member and past Chairman of St. Peter's Hospital. Mr. Picotte also has served on the Governor's
                          Real Estate Advisory Board of the State of New York and as a trustee of WMHT-TV (PBS)
                          and the College of St. Rose. He is a graduate of Villanova University and the OPM
                          Program of the Harvard University Graduate School of Business, and was elected to the
                          Fleet Board in 1989.

   Paul R. Tregurtha      CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MORMAC MARINE GROUP, INC.; CHAIRMAN, MORAN
           61               TRANSPORTATION COMPANY
  Executive Committee;    Mr. Tregurtha joined Mormac Marine Group, a marine shipping business, in 1988 and Moran
  Human Resources and     Transportation, a tug and barge shipping business, in July 1994. Prior to that, he
   Planning Committee     served as Chairman, President and Chief Executive Officer of Moore McCormack Resources,
                          Inc. He is a director of Mormac Marine Group, a director and Vice Chairman of Interlake
                          Holding Company and Lakes Shipping Company, Inc., and a director of Brown & Sharpe
                          Manufacturing Company and FPL Group, Inc. Mr. Tregurtha is a trustee of Teachers
                          Insurance and Annuity Association of America and a trustee emeritus of Cornell
                          University. He became a Fleet director in 1995, having served as a Shawmut director since 1987. Mr. Tregurtha also served as a director of a Shawmut banking subsidiary from 1979 to 1988.

              CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

    During 1996, the Fleet Board met ten times, and committees of the Board met as follows: the Executive Committee met once, the Audit Committee met five times, the Employee Development and Public Policy Committee met twice, the Human Resources and Planning Committee met three times, and the Risk Management Committee met four times. In 1996, all Fleet Board members attended more than 75% of the aggregate of the meetings of the Fleet Board and its committees on which they served, except for Stillman Brown who attended 73% of such meetings.

The Executive Committee generally has the power to exercise the power of the full Fleet Board during intervals between meetings of the Fleet Board. The Audit Committee oversees the scope of Fleet's internal auditing, the independence of the outside auditors, the adequacy of Fleet's system of internal accounting controls and procedures and the adequacy of management's action with respect to recommendations thereon by Fleet's auditors. The Audit Committee is also responsible for oversight of Fleet's regulatory compliance. The Human Resources and Planning Committee is responsible for human resources policies and systems, compensation and benefit plans (including management bonuses and equity-based awards), officer appointments, succession planning and other matters. The Human Resources and Planning Committee also annually reviews and makes recommendations to the Fleet Board for the adoption of a strategic plan, reviews management's plans for integrating acquired entities and monitors implementation, and reviews significant organizational changes and restructurings. The Risk Management Committee is responsible for certain corporate risk areas including loan review, credit administration and asset and liability management. The Employee Development and Public Policy Committee was formed in 1996 in conjunction with Fleet's diversity initiative for the purpose of addressing issues of employee relations and public policy. With representation from both the Fleet Board and certain bank subsidiary boards, the Employee Development and Public Policy Committee is responsible for reviewing management's policies, practices and performance related to work force diversity, community affairs activities, charitable contributions, compliance with the Community Reinvestment Act and certain other related consumer laws and regulations, the Corporation's Code of Ethics, and current and emerging public policy issues.

The Fleet Board has no nominating committee, as the Fleet Board as a whole studies the qualifications and recommends to the stockholders the election of Fleet directors. A stockholder may nominate a person for election as a director by complying with Section 3.15 of the Fleet By-laws, which provides that advance notice of a nomination must be delivered to Fleet and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of such By-law provision may be obtained upon written request directed to William C. Mutterperl, Secretary of Fleet, One Federal Street, Boston, Massachusetts 02110.

COMPENSATION OF DIRECTORS

    For their service on the Fleet Board, directors (other than Terrence Murray) receive an annual retainer of $40,000, plus $1,500 for each Board meeting attended and $1,000 for each telephonic meeting attended. Committee members receive $1,000 per committee meeting attended and $750 for each telephonic meeting attended, and each committee chairman is paid an additional $5,000 per year. Fees are not paid to directors employed by Fleet.

Pursuant to the Directors Deferred Compensation Plan, each director must defer at least 25% (currently, $10,000) of his or her annual retainer into a phantom stock account. Directors may elect to defer all or a portion of their remaining annual retainer and meeting fees into a phantom stock account or a fixed rate account, or a combination of the two. Both the phantom stock account and the fixed rate account are maintained for bookkeeping purposes only. The phantom stock account does not represent actual shares of Common Stock, but the value of a director's phantom stock account will increase (or decrease) based on any appreciation (or depreciation) of Common Stock (including the payment of dividends). For 1996, the rate of return on amounts deferred into fixed rate accounts was 8%. Generally, payments from a director's deferred compensation account may not be made until termination of service as a director, and then only in cash. The right to receive future payments under the Directors Deferred Compensation Plan is an unsecured claim against the general assets of the Corporation.

In connection with Fleet's 1988 acquisition of Norstar, Fleet assumed the Supplemental Compensation Plan for former Norstar directors, which generally provides that Fleet will pay to each eligible Fleet director who was previously a Norstar director, upon death or termination of service as a director, 40 quarterly payments of $5,000 each ($200,000), commencing in the first quarter following the quarter of death or termination of service as a director. William Barnet, III, Raymond C. Kennedy, John R. Riedman and Thomas D. O'Connor were each previously a Norstar director.

Fleet also maintains a retirement plan ("Retirement Plan") for all of its directors who are not former Norstar directors (the "Qualified Directors"). Under the Retirement Plan, each Qualified Director (who is not also a Fleet employee) is entitled to participate after he or she has served on the Fleet Board for at least five years. The Retirement Plan provides that each Qualified Director is credited with $20,000 for each year of service up to a maximum of 10 years or $200,000. Generally, a Qualified Director may not collect under the plan until he or she retires from the Fleet Board, but in no event before his or her 65th birthday. For purposes of the Retirement Plan, each Qualified Director who was previously a Shawmut director is credited with his or her years of service on the Shawmut Board of Directors ("Shawmut Board"), or any subsidiary or predecessor.

In connection with the Shawmut Merger, Fleet assumed the Shawmut 1989 Non-Employee Directors' Restricted Stock Plan (the "Directors' Stock Plan"), which was previously approved by the Shawmut stockholders for non-employee members of the Shawmut Board. In assuming the Directors' Stock Plan, the Fleet Board has prohibited any future awards under the plan. The terms of the Directors' Stock Plan will continue to apply to any outstanding shares of Fleet restricted stock held by former Shawmut directors continuing on the Fleet Board.

In connection with the Shawmut Merger, Fleet succeeded to Shawmut's obligations under an irrevocable trust agreement which holds life insurance policies on the lives of the members of the former Shawmut Board, including the former Shawmut directors continuing on the Fleet Board, and cash sufficient to cover future premium costs. The policies fund the Shawmut Charitable Giving Program which was established in 1995 to provide support to charitable institutions and to attract and retain qualified directors. Each director is permitted to recommend up to three tax-exempt charities to receive contributions. Upon each director's death, annual contributions will be made for a period of ten years to the tax-exempt charity or charities recommended by such director; the amount of such annual contribution, in the aggregate, will be $100,000. Directors derive no financial benefit from the program. The current Fleet directors participating in the program are Joel B. Alvord, Stillman B. Brown, John T. Collins, Bernard M. Fox, Robert J. Matura, Lois D. Rice, Samuel O. Thier and Paul R. Tregurtha.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The table on page 12 shows as of December 31, 1996 the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by
(i) each of the current directors, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

No director or executive officer of the Corporation beneficially owns any equity security of Fleet other than Common Stock, except John T. Collins, Robert J. Matura and Lois D. Rice. Directors Collins and Rice own 10,000 and 1,000 depositary shares, respectively, of the Corporation's 9.35% Cumulative Preferred Stock; and Directors Matura and Rice own 1,000 and 124 depositary shares, respectively, of the Corporation's 9.30% Cumulative Preferred Stock. In addition, all non-employee directors receive phantom stock as part of their total compensation for service on the Fleet Board. See "Certain Information Regarding the Board of Directors--Compensation of Directors." Although phantom stock does not represent actual shares, the value of a director's phantom stock account balance is tied directly to the performance of the Common Stock. As of December 31, 1996, the aggregate phantom stock account balance for all non-employee directors as a group was $1,529,708 which, if convertible into actual shares, would equal approximately 30,670 Common Stock shares (based on the $49.875 closing price of the Common Stock on December 31, 1996).

                                 NAME OF INDIVIDUAL                                   AMOUNT AND NATURE
                                   OR IDENTITY OF                                       OF BENEFICIAL     PERCENT OF
                                       GROUP                                          OWNERSHIP(1)(2)(3)   CLASS(4)
                             --------------------------                               ------------------  -----------
Joel B. Alvord......................................................................          128,765            .05%
William Barnet, III.................................................................           10,423          *
Bradford R. Boss....................................................................           14,676          *
Stillman B. Brown...................................................................           20,011          *
Paul J. Choquette, Jr...............................................................            8,113          *
John T. Collins.....................................................................           40,062            .01%
Bernard M. Fox......................................................................            4,595          *
James F. Hardymon...................................................................            3,551          *
Robert M. Kavner....................................................................            3,240          *
Raymond C. Kennedy..................................................................           20,564          *
Robert J. Matura....................................................................            9,115          *
Arthur C. Milot.....................................................................          242,704            .09%
Terrence Murray.....................................................................          507,048            .19%
Thomas D. O'Connor..................................................................           23,558          *
Michael B. Picotte..................................................................           36,532            .01%
Lois D. Rice........................................................................            3,741          *
John R. Riedman.....................................................................          363,222            .14%
John S. Scott.......................................................................           12,840          *
Samuel O. Thier.....................................................................              252          *
Paul R. Tregurtha...................................................................           12,891          *
Robert J. Higgins...................................................................          191,650            .07%
Gunnar S. Overstrom, Jr.............................................................          204,931            .08%
H. Jay Sarles.......................................................................          254,080            .10%
Eugene M. McQuade...................................................................           94,897            .04%
All directors and executive officers as a group (34 persons)........................        2,669,978           1.02%

------------------------

(1) Amounts shown include 27,000, 296,500, 80,000, 12,000, 80,000, 73,600, and
    248,644 shares, respectively, that may be acquired by Messrs. Alvord, Murray, Higgins, Overstrom, Sarles and McQuade, and all other directors and executive officers as a group, pursuant to employee stock options on or prior to March 1, 1997.

(2) Amounts shown include 16,632, 26,789, 10,111, 1,347, and 11,500 shares, respectively, allocated to the accounts of Messrs. Higgins, Overstrom, Sarles and McQuade, and all other executive officers as a group, in the Common Stock fund held in trust under the Fleet Savings Plan.

(3) Amount shown for Mr. Overstrom includes 2,762 shares held in the names of his wife and children.

(4) For purposes of this calculation, the number of shares of Common Stock deemed to be outstanding includes shares that may be issued to Fleet's directors and executive officers upon conversion of other securities of Fleet on or prior to March 1, 1997.

 * Less than .01%

                     HUMAN RESOURCES AND PLANNING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW. The Human Resources and Planning Committee is composed entirely of 6 independent non-employee members of the Fleet Board who initiate all compensation actions for the Chief Executive Officer ("CEO") and review and approve the compensation for all executive officers.

Fleet's executive compensation programs are designed to be market competitive in order to attract and retain high quality and experienced executives who are motivated to enhance shareholder value. In 1996, the Committee's compensation decisions with respect to the CEO and the 5 other most highly compensated executive officers as defined in the Summary Compensation Table (the "Named Executive Officers") continued to be driven by Fleet's strategy to place considerable emphasis on variable compensation, in the form of performance-based bonuses and equity awards, in order to link the Named Executive Officers' pay closely with the interests of Fleet's shareholders. Seventy-five to eighty percent (75%-80%) of the total compensation opportunity for the Named Executive Officers (and a significant portion for other senior executive officers) is in at-risk annual bonus and equity-based components. Fleet's goal is to ensure a pay-for-performance linkage and to produce total pay for the Named Executive Officers at the median of the compensation paid to the executives in comparable positions for comparable performance at the 15 largest (as determined by asset size) domestic banks, excluding Fleet (the "Peer Group"). This is the group used for the Stock Performance Graph. In addition, Fleet reviews a variety of survey sources reflecting current pay practices at large financial institutions with respect to all executive officers.

The exact amounts paid to each of the executive officers in the form of base salary, and short- and long-term incentive awards, are discretionary (subject to the terms of the applicable plans) based on the Committee's assessment of certain quantitative and qualitative factors. In 1996, the Committee considered primarily: (1) Fleet's performance in 1996, as measured by Return on Equity ("ROE"), Net Income and Return on Assets ("ROA"), each of which reflected increases over 1995; (2) the effective implementation of consolidation plans, and achievement of planned expense reductions, related to the Shawmut and NatWest acquisitions; (3) the results of a balance sheet restructuring; (4) progress toward the Corporation's diversity initiatives; and (5) overall performance as it relates to Fleet's financial goals and strategic objectives. The Committee also considered the level of compensation being paid to the named executive officers in the Peer Group at comparable levels. In 1996, no relative weights were assigned to these factors. The CEO makes recommendations to the Committee for certain of the Named Executive Officers, other than the CEO, as well as certain other executives, all of which were approved by the Committee for 1996. The compensation of the retired Chairman was determined in accordance with his employment agreement.

The Committee believes that 1996 salaries for Fleet's Named Executive Officers remain above the median of base salaries. The bonus award paid and equity-based awards granted to the CEO were slightly above the median of bonuses and at the median of the long-term awards, respectively, awarded to the CEOs in the Peer Group for the prior year. Bonus awards paid to the other Named Executive Officers and equity-based awards granted were slightly above the median of bonus awards and below the median of long-term awards, respectively, awarded to the named executive officers in the Peer Group for the prior year.

It is Fleet's policy to seek deductibility of compensation costs related to its Named Executive Officers to the extent permitted under Section 162(m) of the Internal Revenue Code and consistent with the achievement of the above stated objectives.

EXECUTIVE COMPENSATION PROGRAM. Fleet's executive compensation program consists of three primary components:

BASE SALARY. The base salary of each executive officer (including the CEO) is set at an amount within an established salary range that reflects the executive's position, duties and level of responsibility. The salary ranges consist of minimum and maximum levels distributed around an average of base salaries paid to executives who hold substantially similar positions within the Peer Group. Consistent with Fleet's strategy to continue to place considerable emphasis on variable compensation, in the form of performance-based bonuses and equity awards, certain executives, including the Named Executive Officers, were ineligible for base salary increases in 1996. Any salary increases in 1996 were due to increased responsibility or competitive market conditions.

ANNUAL INCENTIVE. Fleet's executive bonus plans support the compensation objective of paying for performance that increases shareholder value by providing for bonuses under the plans only if Fleet achieves specified targets of ROE and Net Income.

    (1) NEO BONUS PLAN. The Named Executive Officer Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to Net Income and ROE are achieved for a particular year. On the basis of Fleet's performance in 1996, the maximum bonus awards allowed under the plan to the CEO and to each of the other Named Executive Officers were $2,964,000 and $1,482,000, respectively. The Committee retains the discretion to decrease (but not to increase) these bonus award amounts.

    (2) MANAGEMENT BONUS PLAN. Fleet's executive officers (except for the Named Executive Officers) and certain other employees are eligible to participate in the Management Bonus Plan, which provides for a bonus pool that is based on Fleet's performance in achieving pre-established target levels of ROE (50% of the bonus pool) and Net Income (20% of the bonus pool). The remaining 30% of the bonus pool is discretionary. The bonus ranges are intended to result in actual bonus payments that are at the median of bonuses paid to executives in comparable positions for comparable performance within the Peer Group. In 1996, the target bonus award levels were increased to complement Fleet's strategy of emphasizing variable pay and to ensure the on-going competitiveness of the bonus plan.

LONG-TERM INCENTIVE. Long-term incentive awards, which include qualified and non-qualified stock options, stock appreciation rights and restricted stock awards, act as a retention tool and link the executive officers' opportunity for financial reward with that of the shareholders, and ensure that short-term performance is adequately balanced with the achievement of longer-range objectives which are in the best interests of the shareholders. The Committee's decisions are made without regard to the amount or terms of the options and restricted stock already held by the executive officers, either individually or as a group.

Stock options are awarded at the fair market value on the date of the grant, so that the gains for the executive officers are comparable to those of a shareholder purchasing a share of Common Stock on the same date. Beginning with the 1996 award, generally, options vest in 33% increments, beginning on the first anniversary of the date of grant, and expire in not more than 10 years. Options are awarded consistent with the criteria described above and are intended to be at the median of option awards granted to executives in comparable positions within the Peer Group. In 1996, the target stock option award levels were increased to complement Fleet's strategy of emphasizing variable pay and to ensure the on-going competitiveness of the stock option plan.

In February, 1996, the Committee awarded performance-based restricted stock under the Amended and Restated 1992 Stock Option and Restricted Stock Plan (the "1992 Plan") to the CEO and two other Named Executive Officers. The awards provide that the restrictions will lapse if either cumulative earnings per share growth or stock price appreciation, measured over a three-year period, exceeds a threshold. To the extent cumulative earnings per share growth or stock price appreciation exceeds the threshold, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. In addition, restrictions will lapse sooner if during 1997 or 1998 the average closing price of the Common Stock is or exceeds $57 per share for 90 consecutive calendar days. These awards are designed to provide the executive officers with an incentive opportunity linked both to corporate financial performance and shareholder value.

CEO COMPENSATION

In 1996, Fleet's most highly compensated Named Executive Officer was Terrence Murray, Chairman, President and Chief Executive Officer. The Committee reviewed Mr. Murray's performance and determined that he met or exceeded all critical objectives in 1996. The Committee also discussed 1997 business objectives for Mr. Murray.

Mr. Murray's compensation for 1996 includes a base salary at the same level as in 1995 and a bonus in the amount of $2,100,000. The Committee exercised its judgment in determining the amount of Mr. Murray's award and took into account the quantitative and qualitative factors cited in this report, with particular emphasis on the consolidation of Shawmut and NatWest into Fleet, the balance sheet restructuring and the overall performance of Fleet in 1996, including progress toward its diversity initiatives. Mr. Murray was not present during any Committee or Board discussions concerning his compensation. The Committee's decision was unanimously endorsed by the Fleet Board.

Mr. Murray was awarded 30,000 performance-based restricted stock shares (see discussion above) and, on October 16, 1996, he was granted options to purchase 150,000 shares of Common Stock. The Committee's decisions with respect to these awards followed the same principles as those described for executive officers generally.

The Committee believes that Mr. Murray's total compensation package for 1996 will remain somewhat above the median of the total compensation awarded to chief executive officers within the Peer Group based on information regarding compensation trends in the Peer Group, which has been obtained via surveys, outside consultants and historical data.

    SUBMITTED BY THE MEMBERS OF THE HUMAN RESOURCES AND PLANNING COMMITTEE.

James F. Hardymon (Chairman)                   Thomas D. O'Connor
Bradford R. Boss                               John S. Scott
John T. Collins                                Paul R. Tregurtha

                            STOCK PERFORMANCE GRAPH

    The Stock Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index, the Keefe, Bruyette & Woods ("KBW") East Regional Bank Index, the top 15 (based on asset size) domestic banks, excluding Fleet (the "Top 15 Banks Peer Group"), and the top 25 (based on asset size) domestic banks, excluding Fleet (the "Top 25 Banks Peer Group"), for the five-year period from December 31, 1991 through December 31, 1996. The graph assumes that $100 was invested on December 31, 1991 in the Common Stock and the indices, and that all dividends were reinvested. The financial institutions which comprise the Top 25 Banks Peer Group are The Chase Manhattan Corporation, Citicorp, BankAmerica Corporation, J.P. Morgan & Co. Incorporated, NationsBank Corporation, First Union Corporation, First Chicago NBD Corporation, Bankers Trust New York Corporation, Wells Fargo & Company, Banc One Corporation, Norwest Corporation, PNC Bank Corp., KeyCorp, BankBoston Corporation, SunTrust Banks, Inc., The Bank of New York Company, Inc., Republic New York Corporation, National City Corporation, Wachovia Corporation, CoreStates Financial Corp, Mellon Bank Corporation, Barnett Banks, Inc., First Bank System, Inc. and Boatmen's Bancshares, Inc. The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented. CoreStates Financial Corp, First Bank System, Inc. and Boatmen's Bancshares, Inc. now are included within the Top 25 Banks Peer Group (based on asset size). Neither Chemical Banking Corporation nor First Interstate Bancorp is included in the Top 25 Banks Peer Group, having merged with entities included above. The Top 15 Banks Peer Group is included in this year's graph as a more representative peer group for Fleet which is now the 11th largest bank holding company. This peer group includes the first fourteen banks identified above (The Chase Manhattan Corporation through BankBoston Corporation).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FLEET FINANCIAL   S&P 500   TOP 15 BANKS PEER GROUP   TOP 25 BANKS PEER GROUP    KBW EAST REGIONAL INDEX
1991                   100        100                       100                       100                        100
1992                   135        108                       131                       131                        138
1993                   143        118                       143                       140                        140
1994                   143        120                       132                       134                        130
1995                   190        165                       209                       209                        203
1996                   241        203                       298                       298                        275

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Fleet during 1996 who were serving as executive officers at year-end 1996. Joel Alvord, who retired as Fleet Chairman on December 27, 1996, also is included in the table based on his 1996 compensation pursuant to Commission regulations. The persons named in the table are referred to in this proxy statement as the "Named Executive Officers". Amounts shown in the table for 1995 include amounts paid by Shawmut to Messrs. Alvord and Overstrom prior to the Shawmut Merger.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                             ----------------------                 -----------------------------------------
                                                                                               AWARDS               PAYOUTS
                                                                                    ----------------------------  -----------

                                                                         OTHER       RESTRICTED     SECURITIES
                                                                        ANNUAL          STOCK       UNDERLYING       LTIP
                                              SALARY       BONUS     COMPENSATION     AWARD(S)     OPTIONS/SARS     PAYOUTS
NAME AND PRINCIPAL POSITION         YEAR        ($)         ($)         ($)(1)      ($)(2)(3)(4)(5)    (#)(6)         (#)
-----------------------------------------------------------------------------------------------------------------------------
Terrence Murray.................       1996  $ 992,200  $ 2,100,000   $   137,033    $ 1,196,250       150,000    $
  Chairman, President                  1995    992,200    1,900,000       --             --            150,000        --
  and Chief Executive Officer          1994    993,936    1,400,000       --           1,160,156       100,000        --
Joel B. Alvord..................       1996    893,000    1,890,000       257,208      1,076,625       135,000        --
  Retired Chairman                     1995    893,000    1,710,000     1,430,588        --            250,986(7)   2,335,800(9)
Robert J. Higgins...............       1996    525,000      800,000        12,812        --             60,000        --
  Vice Chairman                        1995    524,999      725,000       --             --             60,000        --
                                       1994    524,999      600,000        75,276        556,875        45,000        --
Gunnar S. Overstrom, Jr. .......       1996    525,000      800,000         2,531        --             60,000        --
  Vice Chairman                        1995    525,000      725,000     1,192,385        --            126,915(8)   1,241,117(9)
H. Jay Sarles...................       1996    525,000      725,000         6,649        598,125        60,000        --
  Vice Chairman                        1995    524,999      725,000       --             --             60,000        --
                                       1994    524,999      550,000       --             556,875        45,000
Eugene M. McQuade...............       1996    375,000      600,000        10,112        --             50,000        --
  Executive Vice President             1995    374,999      575,000       --             --             50,000        --
  and Chief Financial Officer          1994    358,654      500,000       --             556,875        45,000        --



                                    ALL OTHER
                                  COMPENSATION
NAME AND PRINCIPAL POSITION          ($)(10)
--------------------------------
Terrence Murray.................   $   197,110
  Chairman, President                  154,909
  and Chief Executive Officer           86,967
Joel B. Alvord..................    12,503,592
  Retired Chairman                       6,750
Robert J. Higgins...............        98,088
  Vice Chairman                         74,791
                                        40,632
Gunnar S. Overstrom, Jr. .......        57,483
  Vice Chairman                          6,264
H. Jay Sarles...................       114,974
  Vice Chairman                         91,851
                                        55,135
Eugene M. McQuade...............        62,969
  Executive Vice President              41,836
  and Chief Financial Officer           23,585

--------------------------

 (1) Perquisites and other personal benefits paid to each of the Named Executive Officers in each instance aggregated less than $50,000, except as follows:
    The amount reported for Mr. Murray in 1996 includes a relocation expense and moving allowance aggregating $57,000, and a tax preparation and financial planning expense of $24,000. The amount reported for Mr. Higgins in 1994 includes a relocation expense and moving allowance aggregating $60,157.

 (2) The values shown in the table are based on the closing price of the Common Stock on the date of each grant, rather than the December 31, 1996 closing price. With respect to each of the restricted stock awards described in footnotes (3) through (5): (a) the 1996 year-end value reported for each award is based on the December 31, 1996 closing price of the Common Stock ($49.875); (b) dividends will paid on the awards if, and to the extent, dividends are paid on Common Stock generally; and (c) if a change of control of Fleet were to occur, the restricted stock awards would immediately vest in full.

 (3) In February 1996, Fleet awarded performance-based restricted stock to Messrs. Murray, Alvord and Sarles under the 1992 Plan. The awards provide that the transfer restrictions will lapse if either cumulative earnings per share growth or stock price appreciation, measured over a three-year period, exceeds a threshold target. To the extent cumulative earnings per share growth or stock price appreciation exceeds the threshold, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. In addition, restrictions will lapse sooner if during 1997 or 1998 the average closing price of the Common Stock is or exceeds $57 per share for 90 consecutive calendar days. The amount and 1996 year-end value of the performance-based restricted stock award in 1996 under the 1992 Plan are:
    Mr. Murray, 30,000 and $1,496,250; Mr. Alvord, 27,000 and $1,346,625; and
    Mr. Sarles, 15,000 and $748,125.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

 (4) In September 1994, Fleet awarded performance-based restricted stock to Messrs. Murray, Higgins, Sarles and McQuade under the 1992 Plan. The restrictions on transfer will lapse only if cumulative earnings per share growth, measured over a three-year period, exceeds a threshold target. To the extent cumulative earnings per share growth exceeds the threshold, the executive officers will vest in a percentage of the shares awarded, ranging from 40% to 100%. The amount and 1996 year-end value of the performance-based restricted stock awarded in 1994 under the 1992 Plan are:
    Mr. Murray, 31,250 and $1,558,594; and each of Messrs. Higgins, Sarles and McQuade, 15,000 and $748,125.

 (5) In December 1992, Fleet awarded shares of restricted stock to Messrs. Higgins and Sarles under the 1992 Plan. Mr. McQuade, who did not join Fleet until January 1992, was not awarded any restricted stock in 1992. The awards provide that the restrictions will lapse on January 1, 1998 if the executive remains in the continuous employ of Fleet. The number and 1996 year-end value of the shares of restricted stock awarded in 1992 under the 1992 Plan are: Mr. Higgins, 15,000 and $748,125; and Mr. Sarles, 20,000 and $997,500.
    In December 1991, Fleet awarded shares of restricted stock to Mr. Murray under Fleet's Amended and Restated 1988 Stock Option and Restricted Stock Plan. The restrictions on 50% of the stock lapsed as of January 1, 1995 as a result of the performance of the Common Stock during 1994. The number and 1996 year-end value of Mr. Murray's remaining 50% of the restricted shares are: 25,000 and $1,246,875 (the restrictions on these shares lapsed as of January 1, 1997).

 (6) Neither the stock options granted to the Named Executive Officers under the 1992 Plan nor those granted by Shawmut to Messrs. Alvord and Overstrom in 1995 prior to the Shawmut Merger included tandem SARs.

 (7) Includes 115,986 options granted by Shawmut prior to the Shawmut Merger. This number has been adjusted to reflect the conversion ("Conversion") of each share of Shawmut common stock into .8922 shares of Common Stock.

 (8) Includes 66,915 options granted by Shawmut prior to the Shawmut Merger. This number has been adjusted to reflect the Conversion.

 (9) Represents payment of the performance equity awards granted under the Shawmut performance equity plan in 1995 and 1994, including dividend equivalent units accrued from the date of grant. Under the terms of the original grant, the maturation of performance equity share units and dividend equivalent units was contingent upon corporate performance. Under the plan, all restrictions on outstanding performance equity share units lapsed upon a change in control of Shawmut which occurred when the holders of Shawmut common stock approved the Shawmut Merger.

(10) 1996 amounts for the Named Executive Officers include: (a) contributions by Fleet under Fleet's Savings Plan or the Shawmut employees' thrift plan, and any amounts accrued under Fleet's Executive Supplemental Plan: Mr. Murray, $59,540; Mr. Alvord, $5,400; Mr. Higgins, $31,512; Mr. Overstrom, $5,400;
    Mr. Sarles, $31,512; and Mr. McQuade, $22,486; (b) executive group term life insurance premiums paid by Fleet on behalf of the following executive officers: Mr. Murray, $28,147; Mr. Higgins, $8,770; Mr. Sarles, $8,770; and Mr. McQuade, $4,370; (c) life insurance premium paid by Fleet on behalf of Mr. Alvord, $290,665, (d) aggregate retirement payment to Mr. Alvord, $12,103,188 (see "Severance Agreements and Employment Contracts"); and (e) preferential earnings on deferred compensation: Mr. Murray, $109,423; Mr. Alvord, $104,339; Mr. Higgins, $57,806; Mr. Overstrom, $52,083; Mr. Sarles, $74,692; and Mr. McQuade, $36,113.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options made during the fiscal year ended December 31, 1996 to the Named Executive Officers.

                                                                   INDIVIDUAL GRANTS
                                               ---------------------------------------------------------
                                                                  PERCENT
                                                 NUMBER OF       OF TOTAL
                                                SECURITIES     OPTIONS/SARS
                                                UNDERLYING      GRANTED TO
                                               OPTIONS/SARS      EMPLOYEES     EXERCISE OR                 GRANT DATE
                                                  GRANTED        IN FISCAL     BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                              (#)(1)          YEAR(2)        ($/SH)         DATE         ($)(3)
-----------------------------------------------------------------------------------------------------------------------
Terrence Murray..............................      150,000           3.70 %     $   46.19     10/15/2006   $ 1,905,765
Joel B. Alvord...............................      135,000           3.34 %         46.19     10/15/2006     1,715,188
Robert J. Higgins............................       60,000           1.48 %         46.19     10/15/2006       762,306
Gunnar S. Overstrom, Jr......................       60,000           1.48 %         46.19     10/15/2006       762,306
H. Jay Sarles................................       60,000           1.48 %         46.19     10/15/2006       762,306
Eugene M. McQuade............................       50,000           1.24 %         46.19     10/15/2006       635,255

------------------------

(1) Options granted on October 16, 1996 under the 1992 Plan. No SARs were awarded with these grants. The options first become exercisable in annual one-third installments, beginning one year from the date of grant, and have a ten-year term. If a change of control were to occur, the options would become immediately exercisable in full.

(2) The percentages in the table are based on a total of 4,043,965 options granted in 1996 to Fleet employees, of which 3,614,425 were granted on the same material terms described in footnote (1). The other options granted in 1996 differ in the following respects: (a) 201,200 options granted before October 16, 1996 become exercisable in annual 20% installments beginning one year from the grant date; and (b) 228,340 options granted on October 16, 1996 were part of a special grant, and provide for a five-year term and full exercisability beginning one year from the grant date.

(3) The grant date present values shown in the table are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value of approximately $12.71 per option for new option grants were as follows: (a) a risk-free interest rate of 6.42% (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the options); (b) a dividend yield of 3.25% (approximates the current yield on the Common Stock); (c) volatility of the Common Stock of 25% (based on the daily Common Stock price for the 5 years prior to the option grant); and (d) an average option term of seven years (representing the average historical period of time from grant date to exercise).

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because Fleet's employee options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of Fleet's employee options. The amount realized from an employee option ultimately depends on the market value of the Common Stock on the date of exercise.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

    The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1996 and unexercised options held as of the end of the 1996 fiscal year.

                                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                                                        OPTIONS/SARS AT                    AT
                                                        VALUE             FY-END(#)(1)               FY-END($)(2)(3)
                                    SHARES ACQUIRED    REALIZED    --------------------------  ---------------------------
NAME                                ON EXERCISE (#)      ($)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------

Terrence Murray...................        77,500     $  1,182,787     296,500        381,000   $  6,847,231   $ 3,643,462
Joel B. Alvord....................       312,375        6,229,248      27,000        243,000        254,677     1,642,747
Robert J. Higgins.................        70,500        2,290,796      80,000        157,500      1,378,080     1,539,088
Gunnar S. Overstrom, Jr. .........       202,522        4,017,138      12,000        108,000        113,190       730,110
H. Jay Sarles.....................        86,500        2,662,384      80,000        157,500      1,378,080     1,539,088
Eugene M. McQuade.................             0                0      70,600        136,400      1,217,148     1,359,309

------------------------

(1) The Named Executive Officers do not hold any SARs. Any SARs previously granted to the Named Executive Officers were cancelled in 1995.

(2) Value based on the fair market value of the Common Stock on December 31, 1996 ($50.8125) minus the exercise price. Fair market value for purposes of this table is the average of the high and low market prices of the Common Stock on the New York Stock Exchange.

(3) The value of unexercised in-the-money stock options at December 31, 1996 is presented to comply with Commission regulations. The actual amount realized upon exercise of stock options (if any) will depend upon the excess of the fair market value of the Common Stock over the exercise price at the time the stock option is exercised. There is no assurance that the values of unexercised options reflected in this table will be realized.

PENSION PLANS

    The benefit formula of the Fleet Pension Plan ("Pension Plan"), a qualified defined benefit pension plan, was changed effective January 1, 1997. As described below, most participants will earn benefits under a new cash balance formula, while the traditional formula continues to apply to participants who had attained age 50 with at least 15 years of vesting service as of December 31, 1996 (the "Grandfathered Group"). The following table shows the estimated total pension benefits payable to covered participants under the traditional formula of the Pension Plan.

                            FLEET PENSION PLAN TABLE

   FINAL
  AVERAGE      15 YEARS    20 YEARS     25 YEARS      30 YEARS
   SALARY     SERVICE(1)  SERVICE(1)   SERVICE(1)    SERVICE(1)
------------  ----------  ----------  ------------  ------------
$    300,000  $   76,552  $  102,070  $    127,587  $    153,104
     400,000     102,802     137,070       171,337       205,604
     500,000     129,052     172,070       215,087       258,104
     600,000     155,302     207,070       258,837       310,604
     700,000     181,552     242,070       302,587       363,104
     800,000     207,802     277,070       346,337       415,604
     900,000     234,052     312,070       390,087       468,104

                            FLEET PENSION PLAN TABLE
                                  (CONTINUED)

   FINAL
  AVERAGE      15 YEARS    20 YEARS     25 YEARS      30 YEARS
   SALARY     SERVICE(1)  SERVICE(1)   SERVICE(1)    SERVICE(1)
------------  ----------  ----------  ------------  ------------
   1,000,000     260,302     347,070       433,837       520,604
   1,100,000     286,552     382,070       477,587       573,104
   1,200,000     312,802     417,070       521,337       625,604
   1,300,000     339,052     452,070       565,087       678,104
   1,400,000     365,302     487,070       608,837       730,604
   1,500,000     391,552     522,070       652,587       783,104
   1,600,000     417,802     557,070       696,337       835,604
   1,700,000     444,052     592,070       740,087       888,104
   1,800,000     470,302     627,070       783,837       940,604
   1,900,000     496,552     662,070       827,587       993,104
   2,000,000     522,802     697,070       871,337     1,045,604

------------------------

(1) The Pension Plan provides for accrual over 30 years of service, with proportionate reduction for less than 30 years. The annual benefits shown in the table include those provided under the Retirement Income Assurance Plan (the "Assurance Plan") to certain highly compensated employees, including certain of the Named Executive Officers. The Assurance Plan provides benefits that would otherwise be denied due to certain limitations imposed on the Pension Plan by the Internal Revenue Code (the "Code"). Benefits shown in the table are computed as a single life annuity and are not subject to deduction for Social Security or other offset amounts. For purposes of the Pension Plan and Assurance Plan, the years of service accrued and Final Average Salary for certain of the Named Executive Officers as of December 31, 1996 were: Mr. Murray, 34 years (30 of which are counted for accruals) and $959,559; Mr. Higgins, 25 years and $504,423; Mr. Sarles, 29 years and $513,285, and Mr. McQuade, 5 years and $338,846. See "Shawmut Plans" below for a discussion of Mr. Overstrom's and Mr. Alvord's accrual under the Shawmut Plan as of December 31, 1996.

TRADITIONAL FORMULA UNDER THE PENSION PLAN. Messrs. Murray, Higgins, and Sarles are members of the Grandfathered Group eligible to continue to earn benefits under the Pension Plan's traditional formula. The Grandfathered Group also includes qualifying former participants in the Shawmut Retirement Plan (the "Shawmut Plan") and the NatWest Retirement Plan, which each merged into the Pension Plan on September 1, 1996. Mr. Overstrom, who was a participant in the Shawmut Plan, is eligible for the traditional formula as a member of the Grandfathered Group.

Under the Pension Plan, normal retirement age is 65, and benefits vest upon completion of five years of service. In general, the normal benefit at age 65 is equal to 37.5% multiplied by the average annual base salary during the 60 consecutive calendar months in the last 120 calendar months of a participant's employment yielding the highest average annual salary (the "Final Average Salary") up to the Integration Level (as specified below), plus 52.5% multiplied by the amount by which the Final Average Salary exceeds the Integration Level. For 1997, the Integration Level will equal $29,304. The Integration Level will increase each year based on the maximum amount of wages subject to Social Security taxes. Final Average Salary for the Named Executive Officers is calculated using the annual base salary as reported in the Summary Compensation Table.

CASH BALANCE FORMULA UNDER THE PENSION PLAN. The Pension Plan's cash balance formula provides a benefit for participants who are not in the Grandfathered Group, including former participants in the Shawmut Bank of New York Cash Balance Plan, which was merged into the Pension Plan on January 1, 1997. Under the cash balance formula, pension benefits are earned based on amounts credited to a hypothetical account balance. An opening cash balance account shall be established for each covered participant, including Mr. McQuade, equal to the actuarial equivalent present value of the participant's accrued benefit under the Pension Plan as of December 31, 1996. Under the terms of the Pension Plan, the lump sum or annuity benefits provided under the cash balance formula may not be less than the benefit accrued under the Pension Plan as of December 31, 1996.

All participants under the cash balance formula will have "interest credits" and "pay credits" added periodically to their cash balance accounts. Interest credits will be added quarterly and will be determined based on the average annual yield on 1-year U.S. Treasury constant maturities for the calendar month preceding each quarter. Pay credits will be equal to a percentage of compensation. The pay credit percentage of compensation will be based on "points"-- the sum of a participant's age and service. Pay credits will range from 3% to 7 1/2% of compensation annually, plus an additional pay credit equal to the pay credit percentage times the amount of compensation above the Social Security wage base. In 1997, Mr. McQuade's pay credit percentage is 4.5%.

NON-QUALIFIED PLANS

    The Assurance Plan is an "excess plan" that provides benefits that would otherwise be denied a participant by reason of the limitations imposed by the Code on the Pension Plan. Under the Assurance Plan, highly compensated employees affected by these limitations, including certain of the Named Executive Officers, will receive additional retirement income payments from Fleet. Under the Supplemental Executive Retirement Plan ("SERP"), a participant covered under the Pension Plan is entitled to receive additional retirement income payments from Fleet equal to the difference between (a) the amount payable under the Pension Plan if cash bonuses paid after January 1, 1994 (as reported in the Summary Compensation Table for the Named Executive Officers) are included in the calculation of the Final Average Salary, and (b) the benefit payable to the participant under the Pension Plan and the Assurance Plan. Each of the Named Executive Officers (except Mr. Alvord) is a participant in the SERP. For purposes of calculating the total benefits payable under the SERP, the Final Average Salary as of December 31, 1996 for Messrs. Murray, Higgins, Overstrom, Sarles, and McQuade was $1,817,559, $839,423, $846,000, $838,285 and $613,846,
respectively.

SHAWMUT PLANS

    Messrs. Alvord and Overstrom have been participants under the Shawmut Plan, pursuant to which benefits are determined by final average compensation and years of service. The Shawmut formula continued to apply to Shawmut Plan participants after the merger into the Pension Plan on September 1, 1996; accruals under the Shawmut formula ceased effective December 31, 1996. Mr. Alvord retired on December 27, 1996 and his Shawmut Plan benefit is based on his service to that date.

Final average compensation for purposes of the Shawmut Plan means the average annual salary during the highest 60 consecutive calendar months over the last 120 months of employment. In general, the normal benefit at age 65 is equal to the sum of (i) 1% of the participant's final average compensation, plus (ii) 0.6% of the participant's final average compensation in excess of "Covered Compensation" (as defined below), times (iii) the participant's total years of service under the plan (up to a maximum of 35). "Covered Compensation" is the average of the contribution and benefit base in effect under the Social Security Act each year for the 35 years prior to the year in which the participant terminates employment.

Mr. Alvord is credited with a Shawmut Plan annual benefit of $66,576 (as limited by the Code), based on final average compensation of $747,192 (only a portion of which is counted each year based on Code limitations) and 35 years of credited service. Mr. Overstrom, with $510,785 of final average compensation and 21 years of credited service as of December 31, 1996, had a total annual accrued benefit under the Shawmut Plan and the Shawmut excess plan of $173,036. Mr. Alvord also is entitled to additional retirement benefits pursuant to his employment agreement. See "Severance Agreements and Employment Contracts".

SEVERANCE AGREEMENTS AND EMPLOYMENT CONTRACTS

    SEVERANCE AGREEMENTS. Severance agreements are in effect between Fleet and 20 key executives of the Corporation and its subsidiaries, including each of the Named Executive Officers, except for Mr. Alvord whose severance agreement terminated upon his retirement in 1996. The agreements are intended to encourage such employees to continue to carry on their duties in the event of a change in control of Fleet. Under the terms of these agreements, if termination of an executive's employment occurs within the two-year period following a change in control of Fleet and such termination is by Fleet (or its successor) other than for cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), each executive, other than Mr. Overstrom, will be entitled to receive, among other things, (i) the executive's accrued salary,
(ii) a pro rata portion of such executive's highest annual bonus, and (iii) an amount equal to the sum of annual base salary and highest annual bonus multiplied by three (or two, in the case of five executives). Under Mr. Overstrom's severance agreement (negotiated separately in connection with the Shawmut Merger), he will be entitled to receive, among other things, (i) an amount equal to the sum of annual base salary and any amount awarded under Fleet's short-term incentive plan for the year preceding the year of termination multiplied by three or the number of years remaining to Mr. Overstrom's 65th birthday, whichever is shorter, and (ii) a pro rata portion of his outstanding long-term incentive award awarded prior to the Shawmut Merger. These agreements confer no benefits prior to a change in control. In the event that any payments received by the executives in connection with a change in control are subject to the excise tax imposed upon certain change in control payments under federal tax laws, the agreements provide for an additional payment sufficient to restore the executive to the same after-tax position the executive would have been in if the excise tax had not been imposed.

ALVORD AND OVERSTROM EMPLOYMENT AGREEMENTS. In connection with the Shawmut Merger, Messrs. Alvord and Overstrom entered into employment agreements with Fleet.

Mr. Alvord was employed by Fleet until his retirement on December 27, 1996 ("Employment Period"). During his Employment Period, and in accordance with his employment agreement, Mr. Alvord's compensation included an annual base salary, annual bonus and equity-based awards equal to 90% of the amount paid or awarded to the Chief Executive Officer of Fleet for the same period. These amounts are reflected in the Summary Compensation Table. Mr. Alvord also was entitled under his employment agreement to participate in all employee benefit arrangements available to other similarly situated executive officers of Fleet (but only to the extent that the benefits provided thereunder did not duplicate benefits received by Mr. Alvord under certain continued Shawmut insurance, retirement and long-term disability plans). In connection with his retirement from Fleet, Mr. Alvord became entitled to receive, among other things; (i) his 1996 annual bonus ($1,890,000); (ii) an additional payment awarded by the Human Resources and Planning Committee in recognition of Mr. Alvord's long-term valuable service to Fleet ($1,500,000); (iii) a lump sum severance payment ($6,485,883) which was equal to the product of (A) the sum of Mr. Alvord's 1996 base salary ($893,000), his 1995 annual bonus ($1,710,000), and his highest long-term bonus award earned under the Shawmut performance equity plan ($780,938), and (B) the number of years and fractional parts thereof remaining in the term of his employment agreement; and (iv) an additional payment of $4,117,305 to restore Mr. Alvord to the same after-tax position he would have been in if no excise tax were imposed on certain components of his retirement package. In addition, upon his retirement Mr. Alvord became entitled to coverage or credited service, as applicable, based on Fleet's employee benefit plans (or certain Shawmut insurance and retirement plans), and an annual nonqualified retirement benefit of approximately $1,500,000. Under his employment agreement, all of Mr. Alvord's stock options and restricted stock awards will continue to vest and, in the case of his stock options, be exercisable until Mr. Alvord is 65. Also, in accordance with his employment agreement, Fleet will sponsor Mr. Alvord's election and re-election to the Fleet Board until Mr. Alvord's attainment of age 65, and, until his 65th birthday, Mr. Alvord will serve as Chairman of the Executive Committee of the Fleet Board or in such other capacity as Fleet and Mr. Alvord shall agree.

Mr. Overstrom's employment agreement provides for: (i) an initial term of two years, subject to extension for an additional one-year period on each successive anniversary of the effective date unless Fleet gives notice of nonrenewal at least 60 days prior to such anniversary; (ii) annual salary equal to those of the other vice chairmen of Fleet; (iii) eligibility to receive annual and long-term bonuses pursuant to the Fleet incentive plans applicable to the other vice chairmen; and (iii) participation in all employee benefit arrangements available to other similarly situated executive officers of Fleet (only to the extent that the benefits provided thereunder do not duplicate benefits received by Mr. Overstrom based on certain Shawmut plans).

Pursuant to Mr. Overstrom's employment agreement, except as described in the following sentence, in the event that his employment is terminated for any reason other than death, cause (as defined in the agreement) or disability (as defined in the agreement), Mr. Overstrom will be entitled to receive, among other things, an amount equal to the product of (A) the sum of (i) his base salary then in effect (or if greater, immediately prior to the Shawmut Merger closing) and (ii) the highest annual and long-term bonuses awarded to and earned by Mr. Overstrom during the three fiscal years prior to termination (or, if greater, any year during the three years immediately prior to the Shawmut Merger closing), and (B) the number three. Mr. Overstrom also will be entitled to coverage or credited service, as applicable, based on Fleet's employee benefit plans (or certain Shawmut insurance and retirement plans). Pursuant to Mr. Overstrom's severance agreement, any benefits payable to him upon the termination of his employment subsequent to a change in control of Fleet will be paid pursuant to such severance agreement, and no amounts will be payable in such circumstance pursuant to Mr. Overstrom's employment agreement. In the event that any payments received by Mr. Overstrom in connection with the employment agreement are subject to the excise tax imposed under federal tax laws, the employment agreement provides for an additional payment sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

                    OTHER INFORMATION RELATING TO DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

INDEBTEDNESS AND OTHER TRANSACTIONS

The banking subsidiaries of Fleet have had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of Fleet and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In 1972, subsidiaries of Fleet and Gilbane Building Company ("Gilbane"), a building construction company of which Paul J. Choquette, Jr., a Fleet director, is President and a director, formed an equal partnership (the "Gilbane Partnership") to develop an urban renewal project, including a shopping center and residential units, in Narragansett, Rhode Island. The initial phase was an apartment complex developed by a limited partnership of which the Gilbane Partnership is the general partner and in which it has a 5% interest. The second phase was a shopping center and condominium development. Fleet Real Estate, Inc., a Fleet subsidiary ("FRE"), made loans in connection with these projects having an aggregate principal balance as of December 31, 1996 of approximately $658,733 (the highest amount outstanding since January 1, 1996 having been $671,712), including loans aggregating $188,928 which are non-performing and were originally made pursuant to the Gilbane Partnership's commitment to fund certain contingencies relating to the apartment complex. FRE has refinanced the current portion of the loans with a five-year term loan which bears interest at a fixed rate of 9.76% per annum and matures on December 15, 1999. In addition, FNB leases space from the Partnership in the shopping center for a branch bank at an annual cost of approximately $18,708.

A subsidiary of Fleet is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage the Fleet Center in Providence, Rhode Island ("Providence Fleet Center"), and to rehabilitate an adjacent structure. One of the partnerships has constructed a parking garage on land it is leasing from FNB. Fleet and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the Providence Fleet Center. In 1992, FRE provided permanent mortgage financing to three of such partnerships in the amount of $54,000,000, secured by a first mortgage on the Providence Fleet Center and the Arcade garage. As of December 31, 1996, the amount remaining unpaid under the loan was $51,811,594 (the highest amount outstanding since January 1, 1996 having been $52,425,328). The loan presently carries an interest rate of 8.5% per annum plus a contingent interest feature that serves to enhance FRE's yield. The loan closed and was fully funded on December 31, 1992. Fleet and FNB have leased space in the building for a total annual rental of approximately $796,560.

One of Fleet's subsidiaries leases office space for one dollar per annum and shared expenses from Delta Properties. Michael B. Picotte, a Fleet director, is a 50% partner in Delta Properties. The lease expires in December 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Murray serves on the Board of Directors of A.T. Cross Company and is chairman of its compensation committee. Mr. Boss, Chairman of A.T. Cross Company, serves on Fleet's Human Resources and Planning Committee. The five other members of the Human Resources and Planning Committee are Messrs. Hardymon, Collins, O'Connor, Scott and Tregurtha.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Fleet believes that during 1996 all Section 16(a) filing requirements applicable to its directors and executive officers were complied with except as follows: (i) Arthur Milot and a family trust for which he serves as co-trustee each inadvertently failed to report on a timely basis the trust's holdings of 3,094 shares of Common Stock when the shares first became reportable in 1991, but Mr. Milot reported the other 239,610 shares of Common Stock held by various Milot family trusts on a Form 5 filed for 1992; (ii) Michael Picotte and a family trust for which he served as trustee each inadvertently failed to report on a timely basis the trust's holdings of 6,289 shares of Common Stock at the time Mr. Picotte was named a successor trustee in November 1995; (iii) Thomas O'Connor inadvertently failed to report on a timely basis his wife's sale of 700 shares in September 1996, which sale did not result in any short-swing profit to Mr. O'Connor; and (iv) Robert Lamb (executive officer) inadvertently failed to file on a timely basis a Form 3 reporting his holdings as of the date he became an executive officer, and three reports reporting 9 transactions, 8 of which were exempt transactions. None of these transactions resulted in any short-swing profit to Mr. Lamb.

         RATIFICATION OF THE SELECTION OF FLEET'S INDEPENDENT AUDITORS

    The ratification of the selection of KPMG Peat Marwick LLP to serve as independent auditors of Fleet for the current fiscal year ending December 31, 1997, will be submitted to the Annual Meeting. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The firm of KPMG Peat Marwick LLP has advised Fleet that neither it nor any of its members has any direct financial interest in Fleet as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1996 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Annual Meeting when there is a quorum.

 THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL, WHICH IS IDENTIFIED AS
                        PROPOSAL 2 ON THE ENCLOSED PROXY

                           1998 STOCKHOLDER PROPOSALS

Proposals of stockholders for next year's proxy statement must be received by November 3, 1997. Proposals should be mailed to William C. Mutterperl, Secretary of Fleet, at One Federal Street, Boston, Massachusetts 02110.

                              FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the 1996 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                                 MISCELLANEOUS

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by Fleet. Solicitations may be made in person or by telephone by officers or regular employees of Fleet, who will not receive additional compensation therefor. In addition, Fleet has retained Georgeson & Co., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $17,500 excluding expenses, will be paid by Fleet.

                                    Submitted by order of the Board of
                                    Directors,
                                    WILLIAM C. MUTTERPERL
                                      SECRETARY

Boston, Massachusetts
March 3, 1997

                                                                 APPENDIX A
                          FLEET FINANCIAL GROUP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur C. Milot, Lois D. Rice and John R. Riedman, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Fleet Financial Group, Inc. ("Fleet") at the Annual Meeting of its stockholders to be held April 16, 1997 or any adjournment or postponement thereof.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL OF THE NOMINEES LISTED BELOW.

1.         ELECTION OF DIRECTORS:        FOR all nominees listed below              AGAINST all nominees listed below
                                         (except marked to the contrary below) / /  / /

   NOMINEES: William Barnet, III, John T. Collins, Raymond C. Kennedy, Robert J. Matura, Terrence Murray and Samuel O. Thier.

             (INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE,
            WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of Fleet for the fiscal year ending December 31, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR
                                 PROPOSAL NO. 2

                    / / FOR      / / AGAINST      / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2.
                          (continued on reverse side)

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears below. When shares are held in     Dated , 1997
more than one name, including joint tenants, each party should sign.
When signing as attorney, executor, administrator, trustee or                                    Signature
guardian, please give full title as such.                              Signature, if held jointly